UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 0-5268

PEGASUS TEL, INC.
(Exact name of registrant as specified in its charter)

118 Chatham Road, Syracuse, NY 13203
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Common Stock, par value $0.0001 per share
(Title of each class of securities covered by this form)

None
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)
☒

Rule 12g-4(a)(2
☐

Rule 12h-3( b)(1)(i)
☐

Rule 12h-3(b)(1)(ii)
☐

FRule 15d-6
☐

Approximate number of holders of record as of the certification or notice date: 174

Pursuant to the requirements of the Securities Exchange Act of 1934, Pegasus Tel, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

 Date: March 19, 2009
PEGASUS TEL, INC.

By:
/s/ Carl E. Worboys

Carl E. Worboys

President

(Principal Executive Officer) (Principal Financial/Accounting Officer)